EXHIBIT A
MEMBERS OF THE MANAGEMENT BOARD OF INFINEON TECHNOLOGIES AG
     The name, present principal occupation or employment, and the name of any corporation or other organization in which such employment is conducted, of each of the members of the Management Board of Infineon Technologies AG (“Infineon”) is set forth below. Each of the members of the Management Board is a citizen of the Federal Republic of Germany. The business address of each of the members of the Management Board is Infineon Technologies AG, Am Campeon 1-12, D-85579 Neubiberg, Munich
     Germany. Unless otherwise indicated, each occupation set forth opposite an executive officer’s name refers to employment with Infineon.

Name	Position
Dr. Wolfgang Ziebart	Chairman of the Management Board; President and Chief Executive Officer

Peter Bauer	Member of the Management Board; Executive Vice President; Head of the Automotive, Industrial & Multimarket Business Group

Prof. Dr. Hermann Eul	Deputy Chairman of the Management Board; Executive Vice President; Head of the Communications Solutions Business Group

Peter J. Fischl	Member of the Management Board; Executive Vice President; Chief Financial Officer
MEMBERS OF THE MANAGEMENT BOARD OF QIMONDA AG
     The name, present principal occupation or employment, and the name of any corporation or other organization in which such employment is conducted, of each of the members of the Management Board of Qimonda AG (“Qimonda”) is set forth below. Except as indicated below, each of the members of the Management Board is a citizen of the Federal Republic of Germany. The business address of each of the members of the Management Board is Qimonda AG, Gustav-Heinemann-Ring 212, 81739 Munich, Germany. Unless otherwise indicated, each occupation set forth opposite an executive officer’s name refers to employment with Qimonda.

Name	Position
Kin Wah Loh	Chairman of the Management Board

Dr. Michael Majerus	Member of the Management Board

Thomas Seifert	Member of the Management Board
     Mr. Loh is a citizen of Malaysia.